Advance to Bob Phillips
             Payable from Future Bonus & Stock Option Exercises or
                           Expiration of Three Years



Sum:           $100,000

Terms:         Rate as specified by IRS; currently 6.69%

Duration:      Not to exceed three years from issuance.*

Repayment
of Principal:  In the event that Mr.  Phillips  shall exercise any or all of his
               IDT stock options or receive cash compensation (performance unit and other incentive payouts) other than salary or profit sharing from IDT, one-half (1/2) of the net proceeds shall be applied to the principal sum outstanding.

               In the event Mr. Phillips leaves the employment of IDT for any reason while an outstanding balance exists, IDT may set off any and all monies due Mr. Phillips from any IDT source including unexercised stock options, bonuses, vacation pay, regular pay, employee expense reimbursement and the like.

               Proceeds shall be net of exercise price,  where  applicable,  and
               all  state  and   federal   taxes   withheld,   but  not   401(k)
               contributions.

               Interest: Simple interest to be calculated monthly on the unpaid balance, but not compounded. To be settled annually either by reduction of cash bonus or by direct payment by Mr. Phillips to IDT.

*If Mr. Phillips does not have a purchase contract for a home in the Bay Area within six (6) months of advance, it the loan shall be payable immediately upon IDT's demand. If Mr. Phillips does purchase a home, he agrees to allow a lien to be recorded against that home as collateral for this loan, subordinate to the first mortgage holder.


                                PROMISSORY NOTE

$100,000                                                          April 28, 1995

FOR VALUE RECEIVED Robert Phillips promises to pay to the order of Integrated Device Technology, Inc. ("IDT") at its principal offices, 2975 Stender Way, Santa Clara, Ca. 95054, the sum of One Hundred Thousand Dollars ($100,000.00) on May 1, 1998, unless paid prior thereto as herein provided. This note is given to secure a salary advance by IDT in the amount of $100,000, receipt of which is acknowledged by the undersigned.

Robert Phillips shall pay annually beginning June 1, 1996, simple interest at the rate of 6.69 percent per annum on the unpaid principal balance.

In the event Robert Phillips shall exercise any or all of his IDT stock options or in the event he shall receive a bonus or cash compensation other than salary, from IDT, then one half (1/2) of the net proceeds of such receipts shall be applied to the principal sum offering.

In the event any sum payable hereunder shall not be paid when due, then the principal sum then remaining unpaid, together with all interest unpaid thereon, shall forthwith become due and payable at the election of the holder of this note.

In the event action is required to enforce the terms of this note, the prevailing party shall pay reasonable attorney's fees and court costs.

Made in Santa Clara County, State of California, this 28th day of April, 1995.



                                   /s/  Robert Phillips
                                   -----------------------
                                        Robert Phillips